SETTLEMENT AGREEMENT

This settlement agreement is made and entered into as of this 17th day of May 2011 (the “Settlement Agreement”), by and between Hudson Bay Fund LP (“Hudson Bay Fund”), with its principal place of business located at 120 Broadway, 40th Floor, New York, New York 10271, and Hudson Bay Master Fund Ltd. f/k/a Hudson Bay Overseas Fund, Ltd. (“Hudson Bay Master Fund” or “Hudson Bay Overseas Fund”), with its principal place of business located at 87 Mary Street, George Town, Grand Cayman, KY1-9002, Cayman Islands (together, “Hudson Bay”), and World Surveillance Group Inc. f/k/a Sanswire Corp. and Globetel Communications Corp. (“WSGI”), with its principal place of business located at State Road 405, Building M6-306A, Room 1400, Kennedy Space Center, Florida 32815 (collectively, the “Parties”).

RECITALS

           WHEREAS, on or about October 6, 2006, WSGI, upon specified terms and conditions, issued (i) Class A Common Stock Purchase Warrant No. 2006-A-10 and Class B Common Stock Purchase Warrant No. 2006-B-10, to Hudson Bay Fund, each entitling Hudson Bay Fund to purchase or acquire from WSGI, at any time within a five-year period, up to 194,818 fully paid and non-assessable shares of the common stock of WSGI; (ii) Class A Common Stock Purchase Warrant No. 2006-A-12 and Class B Common Stock Purchase Warrant No. 2006-B-12, to Hudson Bay Fund, each entitling Hudson Bay Fund to purchase or acquire from WSGI, at any time within a five-year period, up to 184,133 fully paid and non-assessable shares of the common stock of WSGI; (iii) Class A Common Stock Purchase Warrant No. 2006-A-9 and Class B Common Stock Purchase Warrant No. 2006-B-9, to Hudson Bay Overseas Fund, each entitling Hudson Bay Overseas Fund to purchase or acquire from WSGI, at any time within a five-year period, up to 83,493 fully paid and non-assessable shares of the common stock of WSGI; and (iv) Class A Common Stock Purchase Warrant No. 2006-A-13 and Class B Common Stock Purchase Warrant No. 2006-B-13, to Hudson Bay Overseas Fund, each entitling Hudson Bay Overseas Fund to purchase or acquire from WSGI, at any time within a five-year period, up to 78,914 fully paid and non-assessable shares of the common stock of WSGI (collectively, the “Warrants”).  For the purposes hereof, Class A Common Stock Purchase Warrant No. 2006-A-10, Class A Common Stock Purchase Warrant No. 2006-A-12, Class A Common Stock Purchase Warrant No. 2006-A-9, and Class A Common Stock Purchase Warrant No. 2006-A-13 are collectively known as the “Class A Warrants,” and Class B Common Stock Purchase Warrant No. 2006-B-10, Class B Common Stock Purchase Warrant No. 2006-B-12, Class B Common Stock Purchase Warrant No. 2006-B-9, and Class B Common Stock Purchase Warrant No. 2006-B-13 are collectively known as the “Class B Warrants.”

           WHEREAS, on May 5, 2009, Hudson Bay partially exercised the Class A Warrants and sought to purchase 9,283,352 shares of validly issued, fully paid and non-assessable shares of common stock of WSGI, on a “cashless” basis, at the price of $0.03115 per share (the “Class A Notice of Exercise”).

           WHEREAS, on June 16, 2009, Hudson Bay filed an action against WSGI in the Supreme Court of the State of New York (the “Supreme Court Action”), styled Hudson Bay Fund LP and Hudson Bay Overseas Fund, Ltd. v. Sanswire Corp. f/k/a Globetel Communications Corp. (Index No. 650366/09), seeking to enforce the Class A Notice of Exercise and other rights.

           WHEREAS, WSGI denied liability to Hudson Bay in connection with the Supreme Court Action.

WHEREAS, on March 3, 2011, the Honorable Bernard J. Fried, J.S.C., in the Supreme Court Action, granted partial summary judgment in favor of Hudson Bay and ordered WSGI, inter alia, to issue to Hudson Bay 9,283,352 shares of WSGI common stock pursuant to the Class A Warrants and the Class A Notice of Exercise, and to reimburse Hudson Bay the legal expenses it has incurred in connection with the Supreme Court Action.

WHEREAS, on April 11, 2011, Hudson Bay partially exercised the Class B Warrants and sought to purchase 7,100,001 shares of validly issued, fully paid and non-assessable shares of common stock of WSGI, on a “cashless” basis, at the price of $0.03115 per share (the “Class B Notice of Exercise”).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in order to avoid the inconvenience of further litigation, the Parties hereby agree as follows:

TERMS OF SETTLEMENT

1.           Issuance of Stock to Hudson Bay.  WSGI agrees to issue, assign and transfer (i) to Hudson Bay Fund, 9,298,346 valid, fully paid and non-assessable shares of common stock of WSGI (the “Hudson Bay Fund Shares”), and all right, title and interest therein, free and clear of any mortgage, lien, pledge, option, security interest, claim, charge, restriction or encumbrance of any kind whatsoever (other than the sales restrictions contained in paragraph 5 of the Settlement Agreement); and (ii) to Hudson Bay Master Fund, 3,985,006 valid, fully paid and non-assessable shares of common stock of WSGI (the “Hudson Bay Master Fund Shares”), and all right, title and interest therein, free and clear of any mortgage, lien, pledge, option, security interest, claim, charge, restriction or encumbrance of any kind whatsoever (other than the sales restrictions contained in paragraph 5 of the Settlement Agreement).  Immediately upon execution of this Settlement Agreement, WSGI shall issue and deliver irreversible instructions (the “Instructions”) to its transfer agent, American Stock Transfer and Trust Company, LLC (“ASTTC”), 6201 15th Avenue, Brooklyn, New York 11219 (attention: Anthony Foti, afoti@amstock.com), or other applicable transfer agent or depository, directing that the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares be issued and delivered to Hudson Bay to be received forthwith and in no event later than two business days from execution of the Settlement Agreement, and shall cause ASTTC to comply with the Instructions.  The Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares shall be electronically transferred to Hudson Bay or its designated broker or agent via the Depository Trust Company or other agent (the “Stock Delivery”) pursuant to instructions set forth in Exhibit A hereto (the “Stock Delivery”).  Immediately following delivery of the Instructions to ASTTC, WSGI shall deliver a copy of the Instructions to Hudson Bay’s counsel, Kleinberg, Kaplan, Wolff & Cohen, P.C., 551 Fifth Avenue, 18th Floor, New York, New York 10167 (attention: Marc R. Rosen, Esq., mrosen@kkwc.com).  WSGI shall recognize and record in its corporate books, records and shareholder register the issuance, assignment and transfer of the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares to Hudson Bay, and shall cause ASTTC, or other applicable transfer agent or depository, to recognize and record in its corporate books, records and shareholder log (relating to WSGI) the issuance, assignment and transfer of the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares to Hudson Bay.  Hudson Bay shall be entitled to all rights, benefits and preferences accorded to holders of shares of common stock of WSGI.

           2.           Freely Tradable Shares.

                      2.1           WSGI acknowledges and agrees that the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares are being issued to Hudson Bay pursuant to its “cashless” partial exercises of the Warrants, the Class A Notice of Exercise and the Class B Notice of Exercise, and that the Warrants have been held by Hudson Bay in excess of two years.  WSGI further acknowledges and agrees that the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares shall be freely tradable shares, without restriction of any kind (other than the sales restrictions contained in paragraph 5 of the Settlement Agreement), pursuant to Section 3(a)(9) of the Securities Act of 1933, as amended (the “Securities Act”).  Immediately upon execution of this Settlement Agreement, in the Instructions and otherwise, WSGI shall cause ASTTC, or other applicable transfer agent or depository, to issue the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares to Hudson Bay as freely tradable shares, without restriction of any kind and without any restrictive legend prohibiting their offering, sale or transfer or any other restrictive legend.  WSGI, at its sole expense, agrees to take all such further action as Hudson Bay may request to facilitate the foregoing.  WSGI acknowledges that Hudson Bay intends to offer, sell or transfer the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares, or a portion thereof, in accordance with Section 4(1) or Rule 144 of the Securities Act and other applicable securities laws and rules.

           2.2           WSGI, in addition to the foregoing, acknowledges that Hudson Bay shall make an application or applications pursuant to Section 3(a)(10) of the Securities Act, seeking, along with related relief, judicial approval of the issuance of the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares and providing that the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares shall be freely tradable shares, without restriction of any kind (other than the sales restrictions contained in paragraph 5 of the Settlement Agreement); and WSGI hereby expressly consents to the application or applications.  WSGI, at its sole cost, shall do all things and take all actions, including, without limitation, to execute any stipulations, affidavits or other documents and to appear as a witness at any hearing, as may be requested by Hudson Bay, in support of the foregoing application or applications.  WSGI acknowledges that upon issuance of a court order pursuant to Section 3(a)(10) of the Securities Act, Hudson Bay intends to offer, sell or transfer the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares, or a portion thereof, in accordance with Section 4(1) or Rule 144 of the Securities Act and other applicable securities laws and rules.

3.           Attorneys’ Fees and Confession of Judgment.

           3.1           WSGI shall pay to Hudson Bay the aggregate sum of $180,198.52 (the “Cash Settlement Amount”), representing legal expenses previously incurred by Hudson Bay in the Supreme Court Action and to be incurred in connection with the proceedings referenced in paragraph 2.2 of the Settlement Agreement, in twelve (12) equal payments of $15,016.55 per month (each, a “Payment”).  The first Payment shall be made by WSGI within two business days of execution of this Settlement Agreement, with each remaining Payment to be made by WSGI and received by Hudson Bay on or before the 15th day of each month thereafter.  WSGI shall cause the Payments referenced herein to be transferred to the bank account of Hudson Bay in accordance with the wire instructions set forth in Exhibit A annexed hereto.  WSGI may prepay any installment Payment without penalty.

           3.2           WSGI hereby confesses judgment and authorizes entry thereof in favor of Hudson Bay in the total sum of $300,000, less any cash Payments made by WSGI to Hudson Bay pursuant to the terms of the Settlement Agreement, pursuant to Rule 3218 of the Civil Practice Law and Rules and any other applicable law and rule.  Upon execution of this Settlement Agreement, WSGI shall deliver to Hudson Bay’s counsel an original, executed and notarized Affidavit of Confession of Judgment in the form annexed hereto as Exhibit B (the “Confession of Judgment”), which may be filed by Hudson Bay, without notice, in the event that WSGI fails to make any Payment when due.  WSGI acknowledges and agrees that the amount of the Confession of Judgment is reasonable under the circumstances, including, without limitation, the fact that Hudson Bay under the Settlement Agreement is agreeing to forfeit its rights with respect to more than 4,000,000 shares of additional WSGI common stock, that under the Settlement WSGI is paying Hudson Bay contractual attorneys’ fees in twelve equal monthly installments, and that under the Settlement Agreement Hudson Bay is discontinuing the Supreme Court Action and the remaining claims therein.

4.           Exercise of Warrants; Exchange of Securities.  Upon the Stock Delivery, the Warrants shall be deemed exercised in full on a “cashless” basis, and Hudson Bay shall have no further rights of any kind whatsoever with respect to the Warrants.  Within two business days following the Stock Delivery, in exchange for the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares delivered pursuant to paragraphs 1 and 2 of this Settlement Agreement, Hudson Bay shall deliver to WSGI the original certificates constituting the Warrants.

5.           Limitations on Sales Volume.  Hudson Bay agrees that it shall not sell on any one trading day a combined total of Hudson Bay Fund Shares and Hudson Bay Master Fund Shares in excess of the greater of 20% of the (i) daily or intra day (i.e., on the date of each sale) trading volume of shares of common stock of WSGI, as reported by Bloomberg Financial, L.P., or (ii) daily average of the prior 40-day trading volume of shares of common stock of WSGI, computed using data compiled by Bloomberg Financial, L.P.  Private sales of the Hudson Bay Fund Shares or the Hudson Bay Master Fund Shares, or any portion thereof, to or between Hudson Bay Fund, Hudson Bay Master Fund and any other entity owned, controlled by, under common control with them, or any other person or entity affiliated with any of the foregoing, or to or involving any other person or entity (“Private Sales”), shall not be subject to the foregoing sales restrictions and/or this paragraph.  The following shall not be subject to the foregoing sales restrictions and/or included in the computation of the volume limitations herein: (a) sales of the Hudson Bay Fund Shares or the Hudson Bay Master Fund Shares, or any portion thereof, by Hudson Bay for at least thirty (30) percent above the closing price per share of WSGI common stock on the trading day immediately preceding the date of the sale(s), that do not constitute Private Sales; and (b) sales and transactions between Hudson Bay Fund, Hudson Bay Master Fund and any other entity owned, controlled by, under common control with them, or any other person or entity affiliated with any of the foregoing, that do not constitute Private Sales.

6.           Sales Reports; Violations of Sales Restrictions.  Hudson Bay, with respect to the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares, and other than with respect to Private Sales, shall deliver to WSGI weekly reports on each Monday (unless that day is a federal holiday, in which case the delivery shall be made the following day), by 5:00 p.m. eastern standard time, by email delivery to Barbara M. Johnson, at bjohnson@wsgi.com, identifying the number of shares of common stock of WSGI sold by Hudson Bay on each trading day during the preceding week.  In the event that Hudson Bay’s sales on a particular date or dates exceeds the sales volume limitations set forth in paragraph 5 above, then Hudson Bay shall immediately disgorge to WSGI all of Hudson Bay’s profits with respect to any amount(s) above the foregoing sales volume limitations relating to the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares.

7.           Injunctive Relief.  Due to the nature of this Settlement Agreement and the protections provided to WSGI in paragraphs 5 and 6 above, the Parties acknowledge that a breach of paragraphs 5 or 6 above may result in irreparable injury to WSGI, and that the only appropriate remedy for such breaches would be an injunction.  Thus, in the event there is a breach by Hudson Bay of paragraphs 5 or 6 of the Settlement Agreement, WSGI shall be entitled to seek and obtain injunctive relief for any breaches without the posting of a bond, whether to restrain Hudson Bay from violating paragraph 5 or ordering Hudson Bay to comply with paragraph 6.  The Parties further acknowledge that any relief available to WSGI pursuant to this paragraph is separate and distinct from any damages that may otherwise be available to WSGI in the event of a breach of paragraphs 5 or 6 of the Settlement Agreement.

8.           Release of WSGI.  In exchange for the promises, undertakings and agreements by WSGI contained in the Settlement Agreement – effective only (I) upon WSGI’s delivery to Hudson Bay of the Cash Settlement Amount and the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares in accordance with the terms of this Settlement Agreement, and WSGI’s strict compliance with all of the other terms of the Settlement Agreement; (II) upon the expiration of 91 days following Hudson Bay’s receipt of the Cash Settlement Amount and the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares (the “Lookback Period”), and so long as during the Lookback Period (i) WSGI has not filed any petition for bankruptcy, readjustment of its debts or similar relief under any law providing for the relief of debtors or relating to bankruptcy, insolvency or readjustment of debts (each, a “Voluntary Bankruptcy Event”), or (ii) a petition or other application for involuntary bankruptcy, readjustment of debts or similar relief under any law providing for the relief of debtors or relating to bankruptcy, insolvency or readjustment of debts has not been filed with respect to WSGI (each, an “Involuntary Bankruptcy Event”); and (III) in the event a Voluntary Bankruptcy Event or Involuntary Bankruptcy Event occurs during the Lookback Period, upon the earliest of (a) the expiration of the statute of limitation under Section 546(a) of the Bankruptcy Code or any comparable federal or state statute or law, (b) if the estate of WSGI seeks relinquishment of all or any portion of the Cash Settlement Amount, the Hudson Bay Fund Shares or the Hudson Bay Master Fund Shares, or any related profits or other benefits received by Hudson Bay in connection with this Settlement Agreement, the date of an unappealable disposition favorable to Hudson Bay, (c) the date the estate of WSGI releases Hudson Bay from Section 546(a) of the Bankruptcy Code or any comparable federal or state statute or law, and (d) the dismissal of any and all actions underlying the Voluntary Bankruptcy Event or Involuntary Bankruptcy Event without Hudson Bay having been required to relinquish all or any portion of the Cash Settlement Amount, the Hudson Bay Fund Shares or the Hudson Bay Master Fund Shares, or any related profits or other benefits received by Hudson Bay in connection with this Settlement Agreement – Hudson Bay releases and discharges WSGI and its present and former officers, directors, employees, representatives, parents, subsidiaries, divisions, affiliates, agents, predecessors and successors (collectively, the “WSGI Releasees”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever in law or equity, whether known or unknown, which Hudson Bay and its present and former officers, directors, partners, employees, representatives, parents, subsidiaries, divisions, affiliates, agents, predecessors and successors ever had, now have or hereafter can, shall or may, have against any of the WSGI Releasees for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Settlement Agreement including, but not limited to, the claims and causes of action previously asserted by Hudson Bay in the Supreme Court Action and any claims or causes of action related to any of the Warrants; provided that, notwithstanding anything to the contrary herein, this release shall in no way relieve the WSGI Releasees from any of their promises, undertakings and agreements contained in this Settlement Agreement of in the Confession of Judgment referenced in paragraph 3 herein.

           9.           Release of Hudson Bay.  In exchange for the promises, undertakings and agreements by Hudson Bay contained in the Settlement Agreement, WSGI releases and discharges Hudson Bay and its present and former officers, directors, partners, employees, representatives, parents, subsidiaries, divisions, affiliates, agents, predecessors and successors (collectively, the “Hudson Bay Releasees”) from any and all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever in law or equity, whether known or unknown, which WSGI and its present and former officers, directors, employees, representatives, parents, subsidiaries, divisions, affiliates, agents, predecessors and successors ever had, now have or hereafter can, shall or may, have against any of the Hudson Bay Releasees for, upon, or by reason of any matter, cause or thing whatsoever from the beginning of the world to the day of the date of this Settlement Agreement; provided that, notwithstanding anything to the contrary herein, this release shall in no way relieve the Hudson Bay Releasees from any of their promises, undertakings and agreements contained in this Settlement Agreement.

10.           Discontinuance of Supreme Court Action.  Within two business days following Hudson Bay’s receipt of the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares in accordance with the terms of this Settlement Agreement, the Parties shall cause their respective counsel to execute a stipulation of discontinuance, in the form annexed hereto as Exhibit C, discontinuing the Supreme Court Action with prejudice.  This stipulation of discontinuance thereafter may be filed by any Party without further notice.

           11.           Withdrawal of Appeal.  Within two business days following execution of the Settlement Agreement, the Parties shall cause their respective counsel to execute and deliver to each other a stipulation of withdrawal, in the form annexed hereto as Exhibit D, withdrawing WSGI’s notice of appeal dated March 31, 2011, and filed April 2, 2011 (the “March 2011 Notice of Appeal”), and WSGI shall cause the stipulation of withdrawal to be filed and the March 2011 Notice of Appeal to be withdrawn with prejudice.

           12.           WSGI’s Filing Obligation.

                      12.1           WSGI agrees that it shall comply fully with its filing, disclosure and other obligations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not terminate or suspend in any way its registration under Section 12 of the Exchange Act (the “Obligations”).  In the event WSGI fails to timely make any filing with the U.S. Securities and Exchange Commission required to be filed pursuant to the Exchange Act, WSGI’s registration under Section 12 of the Exchange Act is terminated or suspended, or WSGI otherwise violates its Obligations, then (i) the selling restrictions and other obligations set forth in paragraphs 5 and 6 of this Settlement Agreement shall not apply to Hudson Bay, for so long as WSGI fails to comply with its Obligations, (ii) WSGI shall pay to Hudson Bay, as liquidated damages, an amount equal to $5,000 per trading day (each, a “Trading Date”), with the liquidated damages payable within five business days from each Trading Date, for so long as WSGI fails to comply with its Obligations, and (iii) Hudson Bay shall be entitled to all compensatory and other damages, including lost profits, indirect damages, consequential damages and special damages, sustained by Hudson Bay as a result of WSGI’s breach of the Obligations and this provision.   The Parties agree that the liquidated damages provision set forth in paragraph 12(ii) is not a penalty, and shall not constitute the sole remedy of Hudson Bay in the event of a breach of the Obligations.

                      12.2           Due to the nature of the Obligations, WSGI acknowledges that a breach of paragraph 12.1 may result in irreparable injury to Hudson Bay, and that the only appropriate remedy for such breach would be an injunction or other equitable relief.  Thus, in the event there is a breach by WSGI of paragraph 12.1 of the Settlement Agreement, WSGI shall be entitled to seek and obtain injunctive or other equitable relief for any breach of the Obligations without the posting of a bond.

                      12.3           The Parties agree that only upon issuance of a final, unappealable court order pursuant to Section 3(a)(10) of the Securities Act and in accordance with paragraph 2.2 of this Settlement Agreement, approving the issuance of the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares pursuant to the terms of this Settlement Agreement and declaring that the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares shall be freely tradable shares, without restriction of any kind (other than the sales restrictions contained in paragraph 5 of the Settlement Agreement), then paragraph 12 in its entirety shall be of no force or effect.

13.           Representations and Warranties by WSGI.  WSGI hereby represents and warrants to Hudson Bay:

           i.           Authorization of Settlement Agreement.  WSGI is an entity duly organized,  validly existing and in good standing under the laws of the State of Delaware with full right and corporate power and authority to enter into and to consummate the transactions contemplated by this Settlement Agreement and otherwise to carry out its obligations hereunder; and the execution, delivery and performance by WSGI of the transactions contemplated by this Settlement Agreement have been duly authorized by all necessary corporate or similar action on the part of WSGI.  This Settlement Agreement, when executed and delivered by WSGI, shall constitute a valid and legally binding obligation of WSGI, enforceable against WSGI in accordance with the terms of the Settlement Agreement.

ii.           Title Issuance.  WSGI is the beneficial owner of the Cash Settlement Amount and the shares of common stock that shall constitute the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares, and has the absolute right to sell, assign, convey, transfer and deliver such amount and such shares and any and all rights and benefits incident to the ownership thereof, free and clear of any mortgage, lien, pledge, option, security interest, claim, charge, restriction or encumbrance of any kind whatsoever.  The Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares have been duly authorized by WSGI and, when delivered in accordance with the terms of this Settlement Agreement, will be fully paid and non-assessable.  The Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares shall be issued without any restrictive legend and shall be freely tradable without restriction of any kind (other than the sales restrictions contained in paragraph 5 of the Settlement Agreement).

           iii.           No Conflicts; Advice.  Neither the execution and delivery of this Settlement Agreement, nor the consummation of the transactions contemplated thereby, does or will violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge or other restriction of any government, governmental or regulatory agency or body, or court, or any provision of WSGI’s organizational documents or other similar governing instruments, or conflict with, violate or constitute a default under any agreement, facility, debt or other instrument, obligation or understanding to which WSGI is a party.  WSGI has consulted such legal, tax and investment advisors as it, in its sole discretion, has deemed necessary or appropriate in connection with the transactions contemplated by the Settlement Agreement.

           iv.           No Litigation or Appeals.  There is no action, suit, proceeding, judgment, claim or investigation pending, or to the knowledge of WSGI, threatened against WSGI that could reasonably be expected in any manner to challenge or seek to prevent, enjoin, impair, alter or delay any of the transactions contemplated by this Settlement Agreement.  WSGI has not filed in the Supreme Court Action any notice of appeal other than the March 2011 Notice of Appeal.

 v.           Consents.  No authorization, consent, order, or approval by any governmental or regulatory agency or body, or other person, is required for the valid authorization, execution, delivery and performance by WSGI of this Settlement Agreement and the consummation of the transactions contemplated thereby.

           14.           Survival of Representations.  All representations and warranties made by WSGI in this Settlement Agreement shall survive the Closing.  These representations shall not be affected or diminished by any investigation, at any time, by or on behalf of Hudson Bay.

           15.           Indemnification.

                      15.1  WSGI acknowledges that it understands the meaning and legal consequences of the representations and warranties contained in paragraph 13 of the Settlement Agreement, and agrees to indemnify and hold harmless Hudson Bay, and any officers, directors, partners, employees, representatives, parents, subsidiaries, divisions, affiliates, agents, predecessors and successors thereof, from and against any and all loss, damage or liability (including reasonable attorneys’ fees), relating to or arising out of a breach of any of the representations or warranties made by WSGI in this Settlement Agreement.

           15.2           WSGI agrees to indemnify and hold harmless Hudson Bay, and any officers, directors, partners, employees, representatives, parents, subsidiaries, divisions, affiliates, agents, predecessors and successors thereof, from and against any and all loss, damage or liability (including reasonable attorneys’ fees), relating to or arising out of ASTTC’s failure to (i) comply with the Instructions, (ii) issue and deliver to Hudson Bay the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares in accordance with the terms of this Settlement Agreement, and/or (iii) recognize and record in its corporate books, records and shareholder log (relating to WSGI) the issuance, assignment and transfer of the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares to Hudson Bay.

16.           Domestication.

                      16.1           WSGI consents to the immediate domestication without delay of any and all judgments including, without limitation, the Confession of Judgment (collectively or individually the “Hudson Bay Judgment”), obtained by Hudson Bay or its affiliates pursuant to the terms and conditions of the Settlement Agreement.  WSGI waives any and all rights that it has now or may have in the future pursuant to the Florida Enforcement of Foreign Judgments Act [Sections 55.501-55.509, Florida Statutes] including, but not limited to, the following: (a) the right to notice, presentment, or demand pursuant to Section 55.505(2); and (b) the 30-day waiting period pursuant to Section 55.505(3).  WSGI waives any and all rights to seek or obtain a stay of enforcement pursuant to Section 55.509.  WSGI hereby declares that it shall not, for any reason, file any paper or in any way seek to obtain a stay of enforcement for any reason.  WSGI agrees that the Hudson Bay Judgment is valid on its face and WSGI hereby waives any and rights that it has now or may ever have to contest the validity or the enforcement of the Hudson Bay Judgment in any way whether based upon jurisdiction or otherwise.

                      16.2           WSGI knowingly and voluntarily acknowledges that it is and shall hereafter be fully and unconditionally susceptible and subject to the exclusive jurisdiction of the Hillsborough or Brevard County, Florida Circuit Courts for adjudication of all matters relating to or arising out of the domestication of the Hudson Bay Judgment. WSGI hereby voluntarily and irrevocably submits and subjects itself to the complete jurisdiction of the Hillsborough or Brevard County Circuit Court, in Florida, for adjudication, resolution and enforcement of any and all issues and matters of every nature relating to, arising from or otherwise involving the domestication of the Hudson Bay Judgment.    WSGI consents that the Hudson Bay Judgment establishes that the interest of Hudson Bay is valid and superior to any interest that WSGI may have in the property and/or chattel that is the subject of the Settlement Agreement.  WSGI hereby waives any and all defenses and any right to reconsideration and/or appeal of the Hudson Bay Judgment.  The exclusive venue for all actions or proceedings relating to or involving the domestication of the Hudson Bay Judgment in the State of Florida shall be the State Courts in Hillsborough or Brevard County, Florida.

                      16.3           Upon execution of this Settlement Agreement, WSGI shall execute the waiver attached hereto as Exhibit E, and deliver the original, notarized waiver form to counsel for Hudson Bay, and this waiver may be filed by Hudson Bay without further notice.

17.           Non-Affiliated Parties.  WSGI acknowledges that Hudson Bay is not an affiliate of WSGI for purposes of the Securities Act or otherwise.

                18.            Governing Law; Jurisdiction and Venue.  All questions concerning the construction, validity, enforcement and interpretation of this Settlement Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule, whether of the State of New York or any other jurisdiction, that would cause the application of the laws of any jurisdiction other than the State of New York.  The Parties hereby irrevocably agree that, with respect to all disputes arising under, in connection with or in any way related to this Settlement Agreement and the transactions contemplated thereby, (i) all such disputes (except in the event Hudson Bay seeks to domesticate the Hudson Bay Judgment in the State of Florida) shall exclusively be adjudicated in the state and federal courts located in the State of New York, County of New York, (ii) the Parties waive any defenses based upon lack of personal jurisdiction and improper or inconvenient venue in connection with such disputes and proceedings, and (iii) without waiver of any other means of service of process, service of process may be effectuated by registered or certified mail, return receipt requested, upon the following:

If to Hudson Bay Fund:	Hudson Bay Fund LP
120 Broadway, 40th Floor
New York, New York 10271
Attn: Yoav Roth

with a copy to:	Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Floor
New York, New York 10176
Attn: Marc R. Rosen, Esq.

If to Hudson Bay Master Fund:	Hudson Bay Master Fund, Ltd.
c/o Hudson Bay Fund LP
120 Broadway, 40th Floor
New York, New York 10271
Attn: Yoav Roth

with a copy to:	Kleinberg, Kaplan, Wolff & Cohen, P.C.
551 Fifth Avenue, 18th Floor
New York, New York 10176
Attn: Marc R. Rosen, Esq.

If to WSGI:	World Surveillance Group Inc.
Mail Code : SWC
Kennedy Space Center, FL 32899
Attn: Barbara M. Johnson, Esq.

with a copy to:	Ledwith & Atkinson
14 St. James Place
Lynbrook, NY 11563
Attn: Thomas D. Atkinson, Esq.

or to such other address as any Party may have designated in writing, provided that notices of change of address shall be effective only upon receipt.  Notwithstanding anything to the contrary herein, Hudson Bay may file and enforce the Confession of Judgment in any jurisdiction in the world.

           19.           Attorneys’ Fees and Expenses.  The Parties agree that in the event any Party breaches the terms of this Settlement Agreement, or the representations or warranties contained herein, and the non-breaching party then seeks to enforce the terms, representations or warranties of this Settlement Agreement and/or obtain injunctive or equitable relief, the prevailing party shall be entitled to recover from the breaching party all of the prevailing party’s reasonable attorneys’ fees and costs (both at the trial and appellate levels) incurred in connection with the prevailing party’s enforcement of the terms, representations and warranties of the Settlement Agreement and/or efforts to obtain injunctive or equitable relief.

 20.           Non-Exclusive Remedies.  The Parties agree that they are entitled to exercise any remedy at law or in equity, each of which shall be deemed cumulative and not exclusive.  The Parties further agree that the non-breaching party is entitled to seek specific performance or other equitable relief with respect to the provisions of this Settlement Agreement, and that monetary damages would not provide adequate compensation for any damages incurred by reason of a breach of any of the provisions of this Settlement Agreement.

              21.   Settlement Agreement Not Admissible; No Admission of Liability.  The Parties agree that, in any future legal or other proceeding, evidence concerning any term or provision in the Settlement Agreement shall not be used in any way, shall not be discoverable or admissible in any respect and shall be without prejudice to each Party’s legal position, except in any action to enforce the terms, representations and/or warranties of the Settlement Agreement.  The Parties further agree that execution of this Settlement Agreement and compliance with its terms do not constitute an admission of liability or wrongdoing by the Parties.

           22.           Entire Agreement; No Oral Modification.  This Settlement Agreement constitutes the final and complete understanding of the Parties with respect to the terms of the Settlement Agreement and the transactions contemplated by the Settlement Agreement, and supersedes any and all prior written and oral agreements, statements, understandings and discussions with respect to the Settlement Agreement.  No Party shall be bound by any terms or representations not expressly contained in writing in the Settlement Agreement, each of which is agreed to be immaterial and none of which was relied upon by the Parties in entering into this Settlement Agreement.  No termination or modification of this Settlement Agreement shall be valid unless in writing and signed by the Parties.

           23.           Good Faith Cooperation.  The Parties agree to do all things, take all actions and to execute any instruments, certificates, approvals and other documents in order to carry out and effectuate the terms, intent and purposes of this Settlement Agreement.

           24.           Attorney-in-Fact Appointment.  WSGI hereby irrevocably appoints Hudson Bay and any officer or agent of Hudson Bay as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of WSGI, and in the name of WSGI, in Hudson Bay’s sole discretion, for the purpose of causing ASTTC to issue and deliver the Hudson Bay Fund Shares and the Hudson Bay Master Fund Shares in accordance with the terms of paragraph 1 and 2 of this Settlement Agreement, to take any and all appropriate action against ASTTC, including, without limitation, the power to execute any and all documents and instruments, and to give instructions, in the place of WSGI, and/or to commence litigation in the place of WSGI, which may be necessary or desirable to accomplish the purposes of paragraphs 1 and 2 of this Settlement Agreement.  WSGI agrees to indemnify and hold harmless Hudson Bay and any officer or agent of Hudson Bay from and against any and all loss, damage or liability (including reasonable attorneys’ fees), relating to or arising out of their appointment and actions as attorney-in-fact pursuant to this paragraph 24 of this Settlement Agreement.

           25.            Survival of Provisions.  The invalidity, illegality or unenforceability of any provision in this Settlement Agreement pursuant to judicial decree or otherwise shall not affect the validity or enforceability of any other provision in this Settlement Agreement, all of which shall remain in full force and effect.

26.           Captions.  The captions in this Settlement Agreement are for convenience only and shall not be considered a part of the Settlement Agreement or affect the construction or interpretation of any provision in this Settlement Agreement.

           27.           Counterparts.  This Settlement Agreement may be executed in counterparts, including electronically transmitted counterparts, each of which shall constitute an original copy hereof, but all of which together shall constitute one agreement.

           28.           Mutual Drafting of Settlement Agreement.  The negotiation and drafting of this Settlement Agreement have been participated in by each of the Parties for all purposes, and it shall be deemed to have been drafted jointly by all Parties.

           29.           Settlement Agreement Entered Into Voluntarily.  The Parties agree that they have entered into this Settlement Agreement voluntarily and knowingly and without coercion, duress or other improper pressure, and that they have reviewed this Settlement Agreement with independent counsel and fully understand and agree to its terms and representations.

           30.           Parties in Interest.  Nothing in this Settlement Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of the Settlement Agreement upon any persons or entities other than the Parties.

           31.           Binding Agreement.  This Settlement Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors.

IN WITNESS WHEREOF, the Parties have executed this Settlement Agreement as of the day and year first above written.

HUDSON BAY FUND LP By: Hudson Bay Capital Management LP, Investment Manager By: _________________________________ Name: Yoav Roth Title: Authorized Signatory Date: May 17, 2011	HUDSON BAY MASTER FUND, LTD. By: Hudson Bay Capital Management LP, Investment Manager By: _______________________________________ Name: Yoav Roth Title: Authorized Signatory Date: May 17, 2011

WORLD SURVEILLANCE GROUP INC. By: _________________________________ Name: Glenn D. Estrella Title: President and Chief Executive Officer Date: May 17, 2011

Exhibit A

For Stock Delivery:

Hudson Bay Master Fund Ltd.
UBS Securities LLC
Broker Number: 642
Account Number: 75292137
Tax ID: 98-0669111

For Payment of Attorneys’ Fees/Cash Settlement Amount:

Bank: UBS AG (Stamford Branch)
ABA: 026007993
A/C Name: UBS Securities LLC
A/C Number: 101-WA-797414-000
FFC A/C Name: Hudson Bay Master Fund LTD
FFC A/C Number: 75292137

 Exhibit B

AFFIDAVIT  OF CONFESSION OF JUDGMENT
ON BEHALF OF WORLD SURVEILLANCE GROUP INC.

STATE OF FLORIDA	)
) ss.:
COUNTY OF BREVARD	)

Glenn D. Estrella, being duly sworn, deposes and says; that deponent is the President and Chief Executive Officer of World Surveillance Group Inc. (the “Corporation”) and is duly authorized to make this affidavit on behalf of the Corporation.

1.           The Corporation hereby confesses judgment and authorizes entry thereof in favor of Hudson Bay Fund LP, 120 Broadway, 40th Floor, New York, New York 10271, and Hudson Bay Master Fund Ltd., 87 Mary Street, George Town, Grand Cayman, KYI-9002, Cayman Islands (together, “Hudson Bay”), in the total sum of $300,000, less any cash payments made by the Corporation to Hudson Bay pursuant to the terms of the Settlement Agreement dated May 17, 2011 (the “Settlement Agreement”), pursuant to Rule 3218 of the Civil Practice Law and Rules and any other applicable law and rule.

               2.           The Corporation resides in Brevard County, in the State of Florida.

   3.           This confession of judgment is based upon a debt justly due and owing by the Corporation and arising from the following facts:

On or about May 17, 2011, the Corporation and Hudson Bay entered into the Settlement Agreement.  The Settlement Agreement requires the Corporation to pay to Hudson Bay the aggregate sum of $180,198.52 in twelve (12) equal payments of $15,016.55 per month (each, a “Payment”).  The Settlement Agreement provided that the first Payment be made by the Corporation within two business days of execution of this Settlement Agreement, with each remaining Payment to be made by the Corporation and received by Hudson Bay on or before the 15th day of each month thereafter.  The Corporation agreed in the Settlement Agreement that in the event the Corporation failed to make any Payment when due, Hudson Bay could file and enforce this confession of judgment in any jurisdiction in the world, and agreed that the amount of this confession of judgment is reasonable.

4.           The Corporation acknowledges and does not dispute owing Hudson Bay the sum of $300,000, less any cash payments made by the Corporation pursuant to the Settlement Agreement.

5.           The Corporation hereby authorizes Hudson Bay to finally and irrevocably fix, enter and assess a judgment against the Corporation for the sum of $300,000 (less any payments made by the Corporation pursuant to the Settlement Agreement) in any court in the United States  as well as in any court in any foreign jurisdiction where assets or property belonging to the Corporation or in which it has an interest may be found, in accordance with the foregoing.

______________________________
Glenn D. Estrella
President and Chief Executive Officer

Sworn to me before this
17th day of May 2011

____________________
Notary Public

Exhibit C

SUPREME COURT OF THE STATE OF NEW YORK COUNTY OF NEW YORK
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	x	Index Number 650366/09 STIPULATION OF DISCONTINUANCE
HUDSON BAY FUND LP and HUDSON BAY OVERSEAS FUND, LTD., Plaintiffs, - against - SANSWIRE CORP. f/k/a GLOBETEL COMMUNICATIONS CORP., Defendant.	: : : : : : : : : : :
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	X

 IT IS HEREBY STIPULATED AND AGREED by and between counsel for plaintiffs Hudson Bay Fund LP and Hudson Bay Overseas Fund, Ltd. n/k/a Hudson Bay Master Fund Ltd. and defendant Sanswire Corp. f/k/a Globetel Communications Corp. and n/k/a World Surveillance Group Inc. that, whereas no party herein is an infant, an incompetent person for whom a committee has been appointed or a conservatee, and no person not a party has an interest in the subject matter of this action, (i) the above-captioned action is discontinued with prejudice, without statutory costs to any party; and (ii) this stipulation may be executed in counterparts, and photocopies of this stipulation shall have the same force and effect as originals.

Dated: May 17, 2011

Kleinberg, Kaplan, Wolff & Cohen, P.C. By: Marc R. Rosen 551 Fifth Avenue, 18th Floor New York, New York 10176 (212) 986-6000 Attorneys for Plaintiffs	Ledwith & Atkinson By: _________________________________ Thomas D. Atkinson 14 St. James Place Lynbrook, New York 11563 (516) 593-1771 Attorneys for Defendant

Exhibit D

SUPREME COURT OF THE STATE OF NEW YORK APPELLATE DIVISION: FIRST DEPARTMENT
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	x	Index Number 650366/09 STIPULATION OF WITHDRAWAL
HUDSON BAY FUND LP and HUDSON BAY OVERSEAS FUND, LTD., Plaintiffs, - against - SANSWIRE CORP. f/k/a GLOBETEL COMMUNICATIONS CORP., Defendant.	: : : : : : : : : : :
- - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - - -	X

 IT IS HEREBY STIPULATED AND AGREED by and between counsel for plaintiffs/respondents Hudson Bay Fund LP and Hudson Bay Overseas Fund, Ltd. n/k/a Hudson Bay Master Fund Ltd. and defendant/appellant Sanswire Corp. f/k/a Globetel Communications Corp. and n/k/a World Surveillance Group Inc. (“Appellant”) that (i) the notice of appeal dated March 31, 2011, and filed on April 2, 2011 by Appellant, is hereby withdrawn with prejudice, and (ii) this stipulation may be executed in counterparts, and photocopies of this stipulation shall have the same force and effect as originals.

Dated: May 17, 2011

Kleinberg, Kaplan, Wolff & Cohen, P.C. By: Marc R. Rosen 551 Fifth Avenue, 18th Floor New York, New York 10176 (212) 986-6000 Attorneys for Plaintiffs/Respondents	Ledwith & Atkinson By: ________________________________ Thomas D. Atkinson 14 St. James Place Lynbrook, New York 11563 (516) 593-1771 Attorneys for Defendant/Appellant

Exhibit E

CONSENT TO DOMESTICATION OF JUDGMENT AND WAIVER OF RIGHTS
PURSUANT TO FLORIDA ENFORCEMENT OF FOREIGN JUDGMENTS ACT

World Surveillance Group, Inc. f/k/a Sanswire Corp. (“WSGI”) hereby enters into this Consent to Domestication of Judgment and Waiver of Rights Pursuant to Florida Enforcement of Foreign Judgments Act (this “Waiver”) effective this 17th day of May, 2011.  WSGI unequivocally acknowledges and agrees as follows:

1. WSGI consents to the immediate domestication without delay of any and all judgments (collectively or individually the “Hudson Bay Judgment”) obtained by Hudson Bay Fund LP, Hudson Bay Master Fund Ltd. f/k/a Hudson Bay Overseas Fund, Ltd, or Hudson Bay Capital Management LP (or any of them or their affiliates) (collectively, “Hudson Bay”) pursuant to the terms and conditions of the Settlement Agreement executed on May 17, 2011 (the “Settlement Agreement”).

2. WSGI waives any and all rights that it has now or may have in the future pursuant to the Florida Enforcement of Foreign Judgments Act [Sections 55.501-55.509, Florida Statutes] including, but not limited to, the following:

(a) the right to notice, presentment, or demand pursuant to Section 55.505(2); and
(b) the 30 day waiting period pursuant to Section 55.505(3).

3. WSGI waives any and all rights to seek or obtain a stay of enforcement pursuant to Section 55.509.  WSGI hereby declares that it shall not, for any reason, file any paper or in any way seek to obtain a stay of enforcement for any reason.

4. The Hudson Bay Judgment is valid on its face and WSGI hereby waives any and rights that it has now or may ever have to contest the validity or the enforcement of the Hudson Bay Judgment in any way whether based upon jurisdiction or otherwise.

5. WSGI knowingly and voluntarily acknowledges that WSGI is and shall hereafter be fully and unconditionally susceptible and subject to the exclusive jurisdiction of the Hillsborough or Brevard County, Florida Circuit Courts for adjudication of all matters relating to or arising out of the domestication of the Hudson Bay Judgment, or this Waiver or any document executed pursuant to this Waiver.  WSGI hereby voluntarily and irrevocably submits and subjects themselves to the complete jurisdiction and venue of the Hillsborough or Brevard County Circuit Court for adjudication, resolution and enforcement of any and all issues and matters of every nature relating to, arising from or otherwise involving the domestication of the Hudson Bay Judgment, or this Waiver or any document executed pursuant to this Waiver.  The exclusive venue for all actions or proceedings relating to or involving the domestication of the Hudson Bay Judgment in the State of Florida shall be the State Courts in Hillsborough or Brevard County, Florida.

6. WSGI consents that the Hudson Bay Judgment and this Waiver establishes that the interest of Hudson Bay is valid and superior to any interest that WSGI may have in the property and/or chattel that is the subject of the Settlement Agreement.

7. WSGI hereby waives any and all defenses and any right to reconsideration and/or appeal of the Hudson Bay Judgment.

8. This Waiver shall inure to the benefit of Hudson Bay and shall be fully binding upon WSGI’s heirs, devisees, spouses, beneficiaries, personal representatives, executors, partners, shareholders, affiliates, agents, trustees, receivers, guardians, successors and assigns.

9. Time is of the essence for all matters specified in, addressed by, or relating to this Waiver or any document executed pursuant hereto.  There shall not be any grace period for the performance of any obligation imposed upon or assumed by WSGI in this Waiver except as expressly defined therein.

IN WITNESS WHEREOF, an authorized representative of WSGI has set their hand upon and entered into this Consent to Domestication of Judgment and Waiver of Rights Pursuant to Florida Enforcement of Foreign Judgments Act to be fully effective upon execution hereof.

WORLD SURVEILLANCE GROUP INC. f/k/a Sanswire Corp. By: ___________________________________ Title: ___________________________________

STATE OF __________________

COUNTY OF ________________

BEFORE ME, the foregoing instrument was duly executed and acknowledged before me this 17th day of May, 2011 by ____________________ as _______________________ of World Surveillance Group Inc. f/k/a Sanswire Corp., who is personally known to me ____ or produced ________________________ as identification.

(Notary Seal must be affixed)
_________________________________
Print Name: _______________________
NOTARY PUBLIC
My Commission Expires:

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